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                                                                     EXHIBIT 5.1

                                December 9, 1999

Board of Directors
MedicaLogic, Inc.
20500 NW Evergreen Parkway
Hillsboro, Oregon 97124

    Re: REGISTRATION STATEMENT OF FORM S-1

    We have acted as counsel for MedicaLogic, Inc., an Oregon corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-1, Registration No. 333-87285 (the "Registration Statement"), and a related new Registration Statement (the "New Registration Statement") filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Act"), covering 6,785,000 shares (the "Shares") of Common Stock. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

    Based on the foregoing, it is our opinion that:

    (1) The Company is a corporation existing under the laws of the state of Oregon; and

    (2) The Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement and the New Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company, will be validly issued, fully paid and nonassessable.

    We consent to the use of our name in the Registration Statement and the New Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the New Registration Statement.

                                          Very truly yours,
                                          STOEL RIVES LLP

                                          STOEL RIVES LLP